EXHIBIT 10.1



                             WILLIAM D. PEREZ
                             ________________

                            TERMS OF EMPLOYMENT
                            ___________________



1.     Effective Date.
       ______________

       Your employment will commence on December 28, 2004.

2.     Position.
       ________

     President and Chief Executive Officer of Nike, Inc. reporting to the Nike Board of Directors. In addition, you will be appointed to the Board of Directors of Nike upon commencement of your employment and subsequently stand for election at Nike's annual shareholder meeting in September 2005.

3.     Base Salary and Performance Sharing Plan.
       ________________________________________

     Your initial base salary shall be $1,350,000 per year. In addition, you will be eligible for an annual bonus payable in August of each year under Nike's Performance Sharing Plan (PSP). Your target bonus will equal 125% of your fiscal year base earnings, with the performance measure being based on achievement of Nike, Inc. pre-tax income goals. Your fiscal 2005 base earnings will equal five months' salary, or $562,500, and, in addition, your fiscal year 2005 bonus, while not technically covered by the PSP, will be on the same terms as the 2005 PSP awards to other executives except that you will be guaranteed a payout of at least 100% of the target rate or $703,125 (125% of $1,350,000 = $1,687,500 multiplied by 5/12 of a year =
$703,125). Your actual bonus award can increase up to 150% of your target rate in the event Nike exceeds its pre-tax income goals.

4.     Annual Stock Grants.
       ___________________


       a.     Stock Options
              _____________

         You will be eligible to receive an annual stock option grant under Nike's Stock Incentive Compensation Plan beginning with the fiscal 2006 grant cycle, subject to Plan rules and final approval by the Nike Board of Directors. Annual grants are traditionally made in July, thus July 2005, would be your first annual grant date. The size of the award would be commensurate with performance; provided, however, your annual grants will be for no less than 150,000 shares. The ten year option rights would vest at the rate of one-fourth per year over four years and be priced at the closing price on the day before the grant date.

       b.     Restricted Stock
              ________________

         You will also receive an annual restricted stock grant under the aforementioned Plan. These grants will also be made in July of each year, with your first annual grant being in July 2005. The size of the grants would be commensurate with performance, but in no event be valued at less than $2,000,000 per year. These rights will also vest at the rate of one-fourth per year over the four years following the date of grant.

5.     Long Term Incentive Plan (LTIP).
       _______________________________

     In July 2005, you will receive a target award in Nike's '06-'08 LTIP on terms determined by the Compensation Committee. Your target award will be $600,000 delivered in cash or Nike stock. The actual award will be 0-150% of the target award depending on Nike achieving both EPS and revenue goals. Also in July 2005, you will receive (a) a $600,000 target award in a special '06-'07 LTIP that will have EPS and revenue goals consistent with the remaining performance in Nike's existing '05-'07 LTIP, and (b) a $283,000 target award in a special '06 LTIP that will have EPS and revenue goals consistent with the remaining performance in Nike's existing '04-'06 LTIP. Although you will not participate in the '03-'05 LTIP or any corresponding LTIP, you will be paid an additional cash bonus in August 2005 equal to the amount you would have received if you had been a participant in the '03-'05 LTIP with an $83,000 target award.

6.     Employee Benefit Plans.
       ______________________

     Of course, as a Nike employee, you will be eligible to participate in the company's 401k and Profit Sharing Plans. Under the former, Nike matches 100% of the employee's first 4% of compensation contributed to the Plan. The company makes a "make up" contribution each year to the non-qualified Nike Deferred Compensation Plan equal to the profit sharing percentage for the year under the Profit Sharing Plan multiplied by your salary and bonus in excess of the indexed cap ($210,000 in 2005) on salary and bonus eligible under IRS regulations for profit sharing under the qualified Profit Sharing Plan. The company also provides typical medical and life insurance options, as well as vacation and other welfare benefits. You will be credited initially with five weeks' paid time off (PTO) per year.

7.     Initial Incentives.
       __________________

       a.     Stock Options
              _____________

         Upon commencement of employment, you will be granted the option (under the previously described incentive plan) to purchase 200,000 shares of Nike Class B common stock, with an exercise price equal to the closing price on the day before the stock option is granted. These ten year options will vest at the rate of one-third per year over three years.

       b.     Restricted Stock
              ________________

         Upon commencement of employment, you will also be granted 100,000 shares of restricted stock, which will likewise vest at the rate of one-third per year over three years.

       c.     Relocation Assistance
              _____________________

         Nike's general relocation policy, which covers almost all moving costs, will apply to assist you in moving to the Portland, Oregon, area and an additional cash payment of $50,000 will be provided to cover incidental expenses of such a move.

8.     Employment Status and Early Termination of Employment.
       _____________________________________________________

     As an employee of Nike, your employment will be "at will" and terminable by either you or Nike at any time. However, if, within the first three years of your employment, Nike terminates your employment without cause (where "cause" would be limited to acts of dishonesty, insubordination or substantial repeated neglect of material duties) or you resign for good reason (where "good reason" would be any of a material breach of this Agreement by Nike, a material change, without your consent, in the title, functions and reporting relationships of your position (including removal or failure to re-elect you to the Board), or if you are required, without your consent, to relocate your office more than 35 miles from Beaverton, Oregon), you will receive a lump sum severance within thirty days of termination equal to two years' base salary plus your actual PSP bonus for the fiscal year of separation from Nike based on Nike, Inc. performance or the full year's PSP bonus at your target rate, whichever is greater. In addition, you will vest in the restricted stock and stock options granted at initial employment, but not in rights subsequently granted. If Nike terminates your employment without cause or you resign for good reason at any time after your first three years of employment, you will receive severance equal to two years' base salary. Upon a termination without cause or for good reason at any time, you will have continued exercisability of the stock options granted at initial employment for three years (or for the unexpired term of the options if less). You will not have a duty to mitigate or to seek employment elsewhere as a condition to receiving your severance payments. Such payments shall in no event be reduced by any income earned from subsequent employment or self-employment.

     In any event, it is understood that before a decision to terminate your employment is made, you will be apprised in writing of the issues or concerns of the Board of Directors that might lead to termination, and be given an opportunity over a period of not less than thirty days to attempt to resolve such concerns. Of course, the ultimate disposition of the matter will be up to the Board.


9.     Non-Competition and Indemnification.
       ___________________________________

     Given your position, it is Nike's policy, and the Board of Directors will expect you to sign, a Non-Compete Agreement when you begin employment with Nike.

     As a director and executive officer of Nike, the company provides the protection of an Indemnity Agreement, indemnifying you against claims asserted against you as a result of your status as a director and executive officer, or as a result of actions taken or not taken in the performance of your executive responsibilities. This Agreement details the indemnification provisions of the company's by-laws and is secured by the company's credit as well as Directors' and Officers' coverage, the current program providing $100 million of coverage in excess of the company's $25 million deductible. (The deductible does not apply to Side A coverage which insures directors and officers directly when there is no corporate indemnification available.)



Nike, Inc.

______________________________          ________________________________
Lindsay D. Stewart                      William D. Perez
Vice President & Chief of Staff         Dated:__________________________
Dated:________________________